UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SS&C TECHNOLOGIES HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

April 5, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. to be held on Wednesday, May 15, 2019 at 9:00 a.m., local time, at our offices located at 4 Times Square, Sixth Floor, New York, New York 10036.

At the 2019 annual meeting, you will be asked to (i) elect three Class III Directors to our Board of Directors for the ensuing three years; (ii) approve, in an advisory vote, the compensation of our named executive officers; (iii) approve our Second Amended and Restated 2014 Stock Incentive Plan and (iv) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board recommends that you vote for each of the director nominees nominated by our Board, that you approve the compensation of our named executive officers, that you approve our Second Amended and Restated 2014 Stock Incentive Plan and that you ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We hope you will be able to attend the 2019 annual meeting. Whether or not you plan to attend the 2019 annual meeting, it is important that your shares are represented. Therefore, we urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided or by completing the voting instruction form provided to you by your bank, broker or other nominee.

Sincerely,

WILLIAM C. STONE
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card or by completing the voting instruction form provided to you by your bank, broker or other nominee.

-i-

-ii-

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2019

The 2019 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. will be held on Wednesday, May 15, 2019 at 9:00 a.m., local time, at our offices located at 4 Times Square, Sixth Floor, New York, New York 10036, to consider and act upon the following matters:

1.	To elect three Class III Directors to our Board of Directors, to serve for a term ending at the 2022 annual meeting and until their successor has been duly elected and qualified;
2.	To approve, in an advisory vote, the compensation of our named executive officers;
3.	To approve our Second Amended and Restated 2014 Stock Incentive Plan;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
5.	To transact such other business as may properly come before the 2019 annual meeting and any adjournment thereof.

Stockholders of record at the close of business on March 20, 2019, the record date for the 2019 annual meeting, are entitled to notice of and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2019 annual meeting personally, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided. If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Even if you plan to attend the 2019 annual meeting, please vote now using one of the above methods. You can change your vote at the meeting if you choose to do so.

By Order of the Board of Directors,

JOSEPH J. FRANK
Senior Vice President, Chief Legal Officer, Global Head of Mergers & Acquisitions & Secretary

Dated: April 5, 2019

SS&C TECHNOLOGIES HOLDINGS, INC.
80 Lamberton Road
Windsor, Connecticut 06095

Proxy Statement for the 2019 Annual Meeting of Stockholders

To Be Held on May 15, 2019

Our 2019 Annual Meeting of Stockholders will be held on Wednesday, May 15, 2019, at 9:00 a.m., local time, at our offices located at 4 Times Square, Sixth Floor, New York, New York 10036.  For directions to our offices, please visit our website at https://www.ssctech.com/about-us/offices/new-york-ny. If you have any questions about the 2019 annual meeting, please contact Joseph J. Frank, our Corporate Secretary, by telephone at (646) 971-5467 or by sending a written request for information addressed to Joseph J. Frank at 4 Times Square, Seventh Floor, New York, New York 10036.

See the section of this proxy statement entitled “Information About the 2019 Annual Meeting” beginning on page 40 for details on the voting process and how to attend the 2019 annual meeting.

Information about this Proxy Statement

You have received this proxy statement because the Board of Directors of SS&C Technologies Holdings, Inc., which we refer to as SS&C Holdings, SS&C or the Company, is soliciting your proxy to vote your shares at the 2019 annual meeting and at any adjournment or postponement of the 2019 annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 20, 2019 are entitled to receive notice of, and to vote at, the 2019 annual meeting.

Important Notice Regarding Availability of
Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on May 15, 2019

We are first mailing this proxy statement and the accompanying proxy at no charge on or about April 5, 2019 to our stockholders of record as of March 20, 2019. We are also mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 at no charge to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to SS&C Investor Relations at 80 Lamberton Road, Windsor, Connecticut 06095.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available for viewing, printing and downloading at http://www.ssctech.com/2019annualmeeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are also available on the SEC’s website at http://www.sec.gov.

2018 PERFORMANCE HIGHLIGHTS

We believe the Company’s 2018 performance was exceptional, as evidenced by the following results:

•

Our total revenues for 2018 were $3,421.1 million, as compared to 2017 total revenues of $1,675.3 million, an increase of 104.2%, and 2016 total revenues of $1,481.4 million as compared to 2017, an increase of 13.1%.

•

Our 2018 Adjusted Consolidated EBITDA (discussed and reconciled to GAAP net income on page 13) was $1,281.2 million, as compared to 2017 Adjusted Consolidated EBITDA of $695.5 million, an increase of 84.2%, and 2016 Adjusted Consolidated EBITDA of $612.5 million as compared to 2017, an increase of 13.6%.

•	We acquired four businesses:
(i)

DST Systems, Inc., a global provider of specialized technology, strategic advisory and business operations outsourcing to the financial services and healthcare industries, for approximately $5.4 billion on April 16, 2018;

(ii)	CACEIS North America, a provider of fund administration services and support for complex investment strategies, for approximately $20.0 million on June 1, 2018;
(iii)	Eze Software, a global provider of investment management solutions, for approximately $1.45 billion on October 1, 2018; and

(iv)	Intralinks Holdings, Inc., a financial technology provider for the global banking, deal making and capital markets communities, for approximately $1.5 billion on November 16, 2018.
•	Net cash provided by operating activities was $640.1 million in 2018. This is an improvement of $168.3 million or 35.7% from 2017.
•	We paid down $926.2 million in debt since acquiring DST Systems, bringing our leverage ratio to 4.54 times Consolidated EBITDA as of December 31, 2018.

HIGHLIGHTS OF PROPOSALS BEING VOTED UPON

This summary highlights information that is relevant to certain proposals being voted on at the Annual Meeting. Additional discussion of these proposals is contained elsewhere in this proxy statement, which we encourage you to review in its entirety.

Proposal 1:Election of Directors.

The Board recommends that you vote “FOR” the election of our three Class III Directors whose terms will expire at the 2022 annual meeting: Smita Conjeevaram, Michael E. Daniels and William C. Stone.  Ms. Conjeevaram currently serves as a member of our Audit Committee.  Mr. Daniels currently serves as Chair of our Compensation Committee and as a member of our Nominating Committee.  Mr. Stone currently serves as Chairman of our Board. See the section of this proxy statement entitled “Information Regarding Directors and Director Nominees” beginning on page 5 for additional discussion of our director nominees and their qualifications.

Proposal 2:Advisory Vote to Approve Named Executive Officer Compensation.

The Board recommends that you vote “FOR” the advisory resolution to approve the compensation of our named executive officers (the so-called “say-on-pay”).  The Compensation Discussion and Analysis, beginning at page 12 of this proxy statement, describes the Company’s compensation philosophy and programs in place for 2018. We believe the Company’s compensation programs have been effective in motivating and driving our named executive officers to help the Company achieve the strong performance described above.

We encourage you to approve the compensation of our named executive officers because our executive officers have contributed significantly to the Company’s strong performance.

Proposal 3: SS&C’s Second Amended and Restated 2014 Stock Incentive Plan.

The Board recommends that you vote “FOR” our Second Amended and Restated 2014 Stock Incentive Plan to increase the available share pool authorized for issuance under the plan by 34,000,000 shares.  The Board has determined that additional equity plan shares are necessary to satisfy our equity award needs for the next few years, after taking into account the effect of our equity awards granted to new employees acquired as a result of acquisitions of CACEIS North America, DST Systems, Inc., EZE Software and Intralinks Holdings, Inc.  If the share pool available for equity grants is not increased, our future ability to issue equity-based awards will be limited, which could have significant negative consequences in our ability to recruit and retain senior employees.  See the section of this proxy statement entitled “Key Features of the Second Amended 2014 Stock Incentive Plan” on page 28 for additional discussion of our Second Amended and Restated 2014 Stock Incentive Plan.

Proposal 4:Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, which we refer to as fiscal 2019. This appointment is being presented to the stockholders for ratification at the 2019 annual meeting. We encourage you to vote “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of seven members, divided into three classes as follows:

•	Class I is comprised of Normand A. Boulanger, David A. Varsano and Michael J. Zamkow, each with a term ending at the 2020 annual meeting;
•	Class II is comprised of Jonathan E. Michael, whose term ends at the 2021 annual meeting; and
•	Class III is comprised of Smita Conjeevaram, Michael E. Daniels and William C. Stone, each with a term ending at the 2019 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose term is expiring. Ms. Conjeevaram, Messrs. Daniels and Stone are current directors whose terms expire at the 2019 annual meeting. Each of these directors has been nominated by the Nominating Committee (and her/his nomination has been ratified by the Board) for re-election as a Class III director, with a term ending at the 2022 annual meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending at the 2022 annual meeting, to hold office until her/his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for one or all of these three nominees may so indicate by following the directions set out on the proxy card. Each of the nominees has indicated her/his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the three nominees will be unable to serve if elected.

A plurality of the shares of common stock present in person or represented by proxy at the 2019 annual meeting and entitled to vote is required to elect the nominee as a director.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF SMITA CONJEEVARAM, MICHAEL E. DANIELS AND WILLIAM C. STONE.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our Certificate provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered such that the term of one class expires each year.

Our Board currently consists of seven directors. Class I consists of Normand A. Boulanger, David A. Varsano and Michael J. Zamkow, each with a term ending at the 2020 annual meeting. Class II consists of Jonathan E. Michael, whose term ends at the 2021 annual meeting. Class III consists of Smita Conjeevaram, Michael E. Daniels and William C. Stone, each with a term ending at the 2019 annual meeting. One class is elected each year and members of each class hold office for three-year terms.

Our Nominating Committee has recommended, and the Board has nominated, Ms. Conjeevaram and Messrs. Daniels and Stone for election at the 2019 annual meeting as the Class III directors, each to serve until the 2022 annual meeting and until her/his successor has been duly elected and qualified. Each of the nominees is currently a member of our Board.

The following table and biographical descriptions provide information relating to each director and director nominee, including her/his age and period of service as a director of our company, her/his committee memberships, her/his business experience for at least the past five years, including directorships at other public companies, and certain other information.

Name	Age	Present Principal Employment and Prior Business Experience
Class I Directors (terms expiring at the 2020 annual meeting)

Normand A. Boulanger Vice Chair	57

Mr. Boulanger was appointed Vice Chair in August 2018.  Prior to that, he served as our President and Chief Operating Officer since October 2004. Prior to serving as President and Chief Operating Officer, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Manager of Investment Accounting for The Travelers from September 1986 to March 1994. Mr. Boulanger was elected as one of our directors in February 2006. The Board has concluded that Mr. Boulanger should serve as a director because he has substantial knowledge and experience regarding our operations, employees, targeted markets, strategic initiatives and competitors.

David A. Varsano Audit Committee Nominating Committee (Chair)	57

Mr. Varsano was elected as one of our directors in March 2011. He is currently the Chairman of the Board and Chief Executive Officer of Pacific Packaging Products, a company specializing in industrial packaging and related solutions and supply chain management services, which he joined in September 1999. Prior to joining Pacific Packaging Products, Mr. Varsano served as the Chief Technology Officer and Vice President, Software Development of SS&C from 1995 to 1999 and as Manager of SS&C Direct from 1998 to 1999. Mr. Varsano currently serves on the Board of Directors of Packaging Distributors of America. Mr. Varsano previously served on the Board of Directors of Aviv Centers for Living. The Board has concluded that Mr. Varsano should serve as a director because he has a broad range of experience relevant to our business and a strong understanding of software architectures.

Michael J. Zamkow Compensation Committee	63

Mr. Zamkow was elected one of our directors in June 2014. He retired—after a 17-year career—from Goldman Sachs in November 2001, where he was a partner from 1994 to 2001. From 1999, Mr. Zamkow was responsible for Goldman Sachs’ fixed income, currency and commodities business. He is currently a member of the Board of Trustees of Northeastern University. Mr. Zamkow previously served on the Boards of Directors of the Futures Industry Association and the London Clearing House. The Board has concluded that Mr. Zamkow should serve as a director because he has extensive experience in the financial services industry.

Name	Age	Present Principal Employment and Prior Business Experience
Class II Director (term expiring at the 2021 annual meeting)

Jonathan E. Michael Audit Committee (Chair) Nominating Committee	65

Mr. Michael was elected as one of our directors in April 2010. He currently serves as Chairman, President and Chief Executive Officer of RLI Corp., a publicly traded specialty insurance company, which he joined in 1982. Mr. Michael has held various positions at RLI Corp., including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Prior to joining RLI Corp., Mr. Michael was associated with the accounting firm Coopers & Lybrand. He currently serves on the Boards of Directors of RLI Corp. and Maui Jim, Inc. The Board has concluded that Mr. Michael should serve as a director because he has extensive experience in the financial services industry, including companies that we seek to target as clients, as well as extensive operational experience as a director and officer of financial services and insurance companies.

Class III Director Nominees to be elected at the 2019 annual meeting (term expiring at the 2019 annual meeting)

Smita Conjeevaram Audit Committee	58

Ms. Conjeevaram was appointed as one of our directors in November 2015 and elected to our Board at the 2016 Annual Meeting of Stockholders. Ms. Conjeevaram retired in 2013 after a 19-year career in the global investment and hedge fund firm industry. Her most recent position was as the Deputy Chief Financial Officer – Credit Hedge Funds and Chief Financial Officer – Credit Funds of the Fortress Investment Group LLC, where she served from 2010 to 2013. Prior to that, Ms. Conjeevaram served as the Chief Financial Officer of Everquest Financial LLC from 2006 to 2009 and Strategic Value Partners LLC from 2004 to 2005. Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a certified public accountant.  The Board has concluded that Ms. Conjeevaram should serve as a Director because she has extensive experience in the financial services industry and particularly hedge fund operations.

Michael E. Daniels Compensation Committee (Chair) Nominating Committee	64

Mr. Daniels was elected as one of our directors in October 2013. Mr. Daniels retired—after a 36-year career—from International Business Machines Corporation in March 2013 as Senior Vice President and Group Executive IBM Global Services. Mr. Daniels currently serves on the Boards of Directors of Johnson Controls International Plc and Thomson Reuters. The Board has concluded that Mr. Daniels should serve as a director because he brings experience as a board and committee member of a public company, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

William C. Stone Chairman and Chief Executive Officer	64

Mr. Stone founded SS&C Technologies, Inc., or SS&C, the primary operating company and wholly owned direct subsidiary of SS&C Technologies Holdings, Inc., in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company. The Board has concluded that Mr. Stone should serve as a director because, as our founder, Chief Executive Officer, and a principal stockholder, Mr. Stone provides a critical contribution to the Board reflecting his detailed knowledge of our company, our employees, our client base, our prospects, the strategic marketplace and our competitors.

Corporate Governance Matters

We believe that good corporate governance and fostering an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board periodically reviews our corporate governance practices in light of regulatory developments and practices at other public companies and makes changes that it believes are in the best interests of the Company and its stockholders.

Board Determination of Independence

Under the applicable rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Ms. Conjeevaram or Messrs. Daniels, Michael, Varsano or Zamkow has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of Nasdaq.

Stockholders Agreement

The Company is a party to a Stockholders Agreement, as amended, which we refer to as the Stockholders Agreement, with William C. Stone, our Chairman and Chief Executive Officer. The Stockholders Agreement entitles Mr. Stone to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer.  For more information on the Stockholders Agreement, see the section of this proxy statement entitled “Related Person Transactions—Stockholders Agreement” beginning on page 39.

Director Nomination Process

The process followed by the Nominating Committee to identify and evaluate director candidates may include requesting recommendations from Board members and others, holding meetings from time to time to evaluate biographical information and background material relating to potential candidates, and conducting interviews of selected candidates by members of the Nominating Committee.

The Nominating Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background material, to the Nominating Committee c/o Corporate Secretary, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. Assuming that appropriate biographical information and background material is provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

In addition, stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in our By-laws and described under “Stockholder Proposals and Director Nominations” beginning on page 41 below.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee applies the criteria specified in its charter. These criteria include the candidate’s integrity, honesty, adherence to ethical standards, demonstrated business acumen, experience, ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, ability to contribute positively to the decision-making processes of the Company, commitment to understanding the Company and its industry and to regularly attending and participating in meetings of the Board and its committees, ability to understand the sometimes conflicting interests of the various constituencies of the Company and the absence of a conflict of interest. The Nominating Committee does not assign specific weights to particular criterion, and no particular criterion is a prerequisite for any prospective nominee. In terms of criteria for composition of the Board, the Nominating Committee considers the backgrounds and qualifications of the directors as a group with the goal of providing a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities.

Although the Nominating Committee considers the value of diversity on the Board, it has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for director. However, in practice, the Nominating Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. Our Board’s priority in the selection of Board members is identification of members who will further the interests of our stockholders through their management experience, knowledge of our business, understanding of the competitive landscape and familiarity with our targeted markets.

The director biographies above describe each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has realized significant professional and personal achievements and possesses the background, talents and experience that are necessary for the Company’s success and the creation of stockholder value.

Board Meetings and Attendance

During the fiscal year ended December 31, 2018, which we refer to as fiscal 2018, our Board met five times and acted by unanimous written consent in lieu of a meeting fourteen times. During fiscal 2018, the Audit Committee held six regular meetings and acted by unanimous written consent in lieu of a meeting once; the Compensation Committee held one regular meeting and acted by unanimous written consent in lieu of a meeting eight times; and the Nominating Committee acted by unanimous written consent in lieu of a meeting twice. Each of our current directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees of which he/she was a member during fiscal 2018.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding directors’ attendance at annual meetings, but all of our directors are encouraged to attend our annual meetings. All of our Board members attended our 2018 annual meeting of stockholders.

Board Leadership Structure

Mr. Stone has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in 1986, and the provisions of the Stockholders Agreement require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he shall serve as Chairman of the Board. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both Chief Executive Officer and Chairman of the Board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We also believe that this leadership structure eliminates the potential for duplication of efforts and inconsistent actions and facilitates open communication between management and our Board. We do not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure is the optimal board leadership structure for us.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on our website, at https://investor.ssctech.com/investor-relations/corporate-governance/governance-documents. In addition, from time to time, special committees may be established under the direction of the Board to address specific issues. The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees.

Audit	Compensation	Nominating
Jonathan E. Michael*	Michael E. Daniels*	David A. Varsano*
Smita Conjeevaram	Michael J. Zamkow	Michael E. Daniels
David A. Varsano		Jonathan E. Michael

Our Board has determined that each member of each of the Board’s three standing committees is independent as defined under the rules of Nasdaq, including, in the case of each member of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, and including, in the case of each member of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act and Nasdaq rules.

Audit Committee

Our Audit Committee assists our Board in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Our Audit Committee’s responsibilities, as set forth in its charter, include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;
•	overseeing and assessing the independence of our independent registered public accounting firm;
•	setting the compensation of our independent registered public accounting firm and preapproving all audit services to be provided to the Company;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures before such financial statements are filed with the Securities and Exchange Commission, or SEC;

•	directing the independent registered public accounting firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company;
•	coordinating our Board’s oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;
•	overseeing our risk assessment and risk management policies;
•	discussing the Company’s policies with respect to risk assessment and risk management;
•

discussing generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

reviewing the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” and conducting appropriate review and oversight of all related person transactions for potential conflict of interest situations; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 35 of this proxy statement.

Our Board has determined that each of the members of its Audit Committee is an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee has overall responsibility for the Company’s compensation. Our Compensation Committee’s responsibilities, as set forth in its charter, include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
•	reviewing, and making recommendations to our Board with respect to, incentive-compensation and equity-based plans that are subject to approval by our Board;
•	approving any tax-qualified, non-discriminatory employee benefit plans for which stockholder approval is not sought;
•

administering all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans including interpreting the terms of such plans and granting options and making awards under such plans;

•	reviewing and making recommendations to our Board with respect to director compensation;
•

reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, and considering whether it will recommend to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C;

•	preparing an annual report required by Item 407(e)(5) of Regulation S-K; and
•	in its discretion, retaining or obtaining the advice of compensation consultants, legal counsel or other advisors, and overseeing their work.

Nominating Committee

Our Nominating Committee has overall responsibility for developing Board membership. Our Nominating Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of our Board and recommending to our Board the nominees for election as directors at any annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board;

•	reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of our Board as a whole; and
•	recommending to our Board the directors to be appointed to each committee of the Board.

The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” As described above, the Stockholders Agreement provides Mr. Stone with the right to appoint two directors, including himself.

Risk Oversight

Our management is responsible for risk management on a day-to-day basis. Our Audit Committee is responsible for overseeing our risk management function. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing our risk management. Our Board and the Audit Committee fulfill their oversight role by discussing with management the policies and practices utilized by management in assessing and managing the risks and providing input on those policies and practices. We believe that the leadership structure of our Board supports effective risk management oversight due to our Chairman and Chief Executive Officer’s extensive knowledge and understanding of our business and, as noted in “Board Leadership Structure” above, because the combined role of Chairman and Chief Executive Officer facilitates communications between management and our Board.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of our Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as the SS&C Code of Business Conduct and Ethics, which covers all directors, officers and employees and includes provisions relating to accounting and financial matters. The SS&C Code of Business Conduct and Ethics is available on our website at https://investor.ssctech.com/investor-relations/corporate-governance/governance-documents. If we make any substantive amendments to, or grant any waivers from, the code of ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website at https://investor.ssctech.com/investor-relations/corporate-governance/governance-documents or in a Current Report on Form 8-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Daniels and Zamkow served on our Compensation Committee in fiscal 2018.  No member of the Compensation Committee had any related person transaction involving SS&C Holdings or any of its subsidiaries or is or has been a current or former officer or employee of SS&C Holdings None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal 2018.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Position(s)
Joseph J. Frank	53	Senior Vice President, Chief Legal Officer, Global Head of Mergers & Acquisitions and Secretary
Rahul Kanwar	44	President & Chief Operating Officer
Patrick J. Pedonti	67	Senior Vice President and Chief Financial Officer

          Joseph J. Frank is our Senior Vice President, Chief Legal Officer, Global Head of Merger & Acquisitions and Secretary.  Upon joining the Company in March 2019, he was our Group General Counsel, Chief Legal Officer and Head of Mergers and Acquisitions.  Mr. Frank was a partner at Shearman & Sterling LLP where he served as global co-head of the firm’s Securities Litigation and Enforcement Practice.

Rahul Kanwar was appointed President & Chief Operating Officer in August 2018.  Prior to that, he serviced as our Executive Vice President and Managing Director, Alternative Assets from September 2018.  Prior to that, he served as our Senior Vice President and Managing Director, Alternative Assets, since January 2011 and was designated as an executive officer in March 2013. Prior to that, Mr. Kanwar served as a managing director of SS&C since 2005. Prior to joining SS&C, Mr. Kanwar was employed by Eisner LLP where he was responsible for managing the Eisnerfast LLC fund administration business. Mr. Kanwar started his career in public accounting.

Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, from January 1997 to May 1999, Mr. Pedonti was the Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for successful performance on our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation” section of this proxy statement beginning on page 12, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2018.

As we describe in the “2018 Performance Highlights” section of this proxy statement beginning on page 2, our executive compensation program supports our business strategy and aligns the interests of our named executive officers with those of our stockholders. We believe our executive compensation program is working as evidenced by the Company’s strong performance in 2018:

•	Our total revenues for 2018 were $3,421.1 million, as compared to 2017 total revenues of $1,675.3 million and 2016 total revenues of $1,481.4 million, an increase of 104.2% and 13.1%, respectively.
•

Our 2018 Adjusted Consolidated EBITDA (discussed and reconciled to GAAP net income on page 2) was $1,281.2 million, as compared to 2017 Adjusted Consolidated EBITDA of $695.5 million and 2016 Adjusted Consolidated EBITDA of $612.5 million, an increase of 84.2% and 13.6%, respectively.

•	We acquired four businesses:
(i)

DST Systems, Inc., a provider of specialized technology, strategic advisory and business operations outsourcing to the financial services and healthcare industries, for approximately $5.4 billion on April 16, 2018;

(ii)	CACEIS North America, a provider of fund administration services and support for complex investment strategies, for approximately $20.0 million on June 1, 2018;
(iii)	Eze Software, a global provider of investment management solutions, for approximately $1.45 billion on October 1, 2018; and
(iv)	Intralinks Holdings, Inc., a financial technology provider for the global banking, deal making and capital markets communities, for approximately $1.5 billion on November 16, 2018.
•	Net cash provided by operating activities was $640.1 million in 2018. This is an improvement of $168.3 million or 35.7% from 2017.
•	We paid down $926.2 million in debt since acquiring DST Systems, bringing our leverage ratio to 4.54 times Consolidated EBITDA as of December 31, 2018.

Accordingly, our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and any related narrative disclosures in this proxy statement, is hereby approved.1

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

[1]	Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is overseen and administered by our Compensation Committee, which currently consists of Messrs. Daniels and Zamkow. Our Compensation Committee operates under a written charter adopted by our Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. For 2018, our named executive officers were Messrs. Stone, Kanwar, Boulanger, Pedonti, and Frank.

Executive compensation objectives

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;
•	reward successful performance by the named executive officers and the Company; and
•	align the interests of the named executive officers with those of our stockholders by providing long-term equity compensation.

To achieve these objectives, our Compensation Committee seeks to compensate our executives at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and in our region. While we have not retained a compensation consultant to review our executive compensation practices or formally benchmarked our compensation against that of other companies, our Compensation Committee has designed our compensation program to reward our named executive officers based on a number of factors, including the Company’s operating results, the Company’s performance against budget, individual performance, prior-period compensation and prospects for individual growth. Changes in compensation are generally incremental in nature and do not vary widely from year to year, but follow a general trend of increasing compensation as our business and profits grow. Many of the factors that affect compensation are subjective in nature and not tied to peer group analyses, surveys by compensation consultants or other statistical criteria.

Process for administering our executive compensation practices

Our Compensation Committee has overall responsibility for administering our executive officer compensation program. Our Chief Executive Officer typically presents salary, bonus and equity compensation recommendations to our Compensation Committee and our Compensation Committee, in turn, considers his recommendations and exercises ultimate approval authority. Our Chief Executive Officer’s recommendations are based on his years of experience in the financial services and software industries and his desire to motivate the executive officers and ensure their commitment to the Company. For each executive officer, including himself, our Chief Executive Officer prepares a description for our Compensation Committee of the individual’s performance during the prior year and recommends salary, bonus and equity amounts based upon his responsibilities and contributions to the Company’s performance. For the compensation of our executive officers other than our Chief Executive Officer, our Compensation Committee considers our Chief Executive Officer’s recommendations and discusses his reviews and recommendations with him as part of its deliberations. For our Chief Executive Officer’s compensation, our Compensation Committee considers his recommendations and generally conducts its deliberations without him present. In this determination, as in other compensation matters, our Compensation Committee exercises its independent judgment. After due consideration, our Compensation Committee accepted the Chief Executive Officer’s recommendations for 2018 executive officer base salaries, cash bonuses and stock option awards.

At our 2018 Annual Meeting of Stockholders, stockholders expressed majority support for the compensation of our named executive officers, with approximately 63.7% of the votes cast voting for approval of the “say-on-pay” advisory vote on executive compensation. In establishing 2018 executive compensation, our Compensation Committee considered the results of the 2018 advisory vote as well as the other factors described above. Our Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2018 “say-on-pay” advisory vote.

Components of Our Executive Compensation

The primary elements of our annual executive compensation program are:

•	base salary;
•	discretionary annual cash bonuses; and
•	stock option awards.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee (based in part on input from our Chief Executive Officer) determines subjectively what it believes to be the appropriate level and mix of the various compensation components. While we describe below the connection between each element of executive compensation and particular compensation objectives, we believe that each element promotes multiple compensation objectives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. In establishing base salaries for 2018, our Compensation Committee considered a variety of factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s tenure at the Company, relative pay among the executive officers,  and our Chief Executive Officer’s input. Generally, we believe that executive base salaries should grow incrementally over time and that more of the “upside” of compensation should rest with the performance-based components (that is, cash bonuses and long-term equity incentive compensation).

Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account the performance of the Company and each executive officer’s responsibilities, performance and experience.  In March 2018, our Compensation Committee established the 2018 base salaries of our executive officers as follows: Mr. Stone, $875,000, Mr. Pedonti, $375,000, Mr. Boulanger, $550,000 and Mr. Kanwar, $475,000.  Mr. Frank was hired on February 20, 2018 at a base salary of $750,000. In August 2018, Mr. Kanwar was appointed President and Chief Operating Officer and his base salary was adjusted to $575,000.  In October 2018, our Compensation Committee adjusted the base salary of Mr. Pedonti to $400,000.  In March 2019, our Compensation Committee evaluated the base salaries of executive officers and decided not to make any changes from the levels described above.

Annual Cash Bonus

The payment of annual cash bonuses to our executive officers and other employees is discretionary, and for our executive officers, subject to the terms of our Executive Bonus Plan (the “Bonus Plan”). Annual cash bonuses are generally provided to employees whether or not we meet our budgeted results, but the amount available for bonuses to all employees, including the executive officers, varies according to our financial results. Annual cash bonuses are intended to compensate for strategic, operational and financial successes of the Company as a whole, as well as individual performance and growth potential.

For 2018, our Compensation Committee established the overall executive officer bonus pool at 5% of 2018 Adjusted Consolidated EBITDA (as defined below). Our Compensation Committee has overall authority for determining 2018 annual bonus amounts for each executive officer, but considers proposals and recommendations from the Chief Executive Officer. Our Compensation Committee made a final decision with respect to 2018 annual bonuses in March 2019. In making bonus recommendations to our Compensation Committee for the executive officers, our Chief Executive Officer, after taking into account the positive or negative impact of events outside the control of management or an individual executive, made a subjective judgment of each executive’s performance in the context of a number of considerations, including the overall economy and our financial performance, revenues and financial position going into the new fiscal year, each executive’s (including his own) work in managing the business, establishing internal controls, mentoring staff, completing and integrating acquisitions, reducing costs, responding to market conditions and maintaining our profitability.

The decisions described below reflect the practice that our Compensation Committee does not fix a target bonus for each year; instead, subject to the terms of the Bonus Plan, it draws on subjective factors and executive officer performance evaluations in arriving at its bonus decisions.

Mr. Stone’s bonus for 2018 was $10,000,000. The Committee’s approval of Mr. Stone’s bonus took into account our profitability, his successful recruitment of new managers, his efforts to increase our revenues from $1.7 billion in 2017 to $3.4 billion in 2018 and our Adjusted Consolidated EBITDA from $696 million in 2017 to $1.3 billion in 2018, his activities regarding acquisitions including the completed acquisitions of CACEIS North America, DST Systems, Inc., EZE Software and Intralinks Holdings, Inc. in 2018, and his maintenance of high-level relationships with our key clients.

Mr. Pedonti’s bonus for 2018 was $1,600,000. The Committee’s approval of Mr. Pedonti’s bonus took into account his solid management skills, his expanded role in personnel and investor relations matters, his role in negotiating and implementing the CACEIS North America, DST Systems, Inc., EZE Software and Intralinks Holdings, Inc. businesses, his responsibility for maintaining our internal controls, and his success in building and maintaining a strong finance team.

Mr. Boulanger’s bonus for 2018 was $1,000,000. The Committee’s approval of Mr. Boulanger’s bonus took into account his successful tenure as President and Chief Operating Officer from October 2004 through August 2018, his responsibility for our day-to-day business operations across the organization, his contributions to our 2018 financial results, including increasing revenues from fiscal 2017 to fiscal 2018, his role in the acquisition and integration of the DST Systems, Inc., CACEIS North America, EZE Software LLC and Intralinks Holdings, Inc. businesses and his attention to his overall executive management team.

Mr. Kanwar’s bonus for 2018 was $4,000,000. The Committee’s approval of Mr. Kanwar’s bonus took into account his assumption of responsibilities as President and Chief Operating Officer in August 2018, his role in the acquisition, integration of operation of the DST Systems, Inc., CACEIS North America, EZE Software LLC and Intralinks Holdings, Inc. businesses, his responsibility for our fund services business, his contributions to our 2018 financial results and his attention to his overall executive management team.

Mr. Frank’s bonus for 2018 was $1,600,000.  The Committee’s approval of Mr. Frank’s bonus took into account his performance as Global Head of M&A across our businesses and his role as Chief Legal Officer for our businesses and during the acquisition and the integration of operations of the DST Systems, Inc., CACEIS North America, EZE Software LLC and Intralinks Holdings, Inc. businesses and his attention to his overall executive management team.

The bonus pool for executive officers is determined under the terms of our Bonus Plan, which, for 2018, was 5% of Adjusted Consolidated EBITDA, or $64.1 million. Adjusted Consolidated EBITDA is a non-GAAP financial measure used in key financial covenants contained in our senior credit facilities, which are material facilities supporting our capital structure and providing liquidity to our business. Adjusted Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude stock compensation expense, unusual items and other adjustments permitted in calculating covenant compliance under the senior credit facilities, excluding acquired EBITDA. Adjusted Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following is a reconciliation of net income to Adjusted Consolidated EBITDA for fiscal 2018.

(in thousands)	Year ended December 31, 2018
Net income	$103.2
Interest expense, net	271.0
Provision (benefit) for income taxes	21.9
Depreciation and amortization	518.5
EBITDA	914.6
Stock-based compensation	96.9
Capital-based taxes	—
Acquired EBITDA and cost savings(1)	523.5
Non-cash portion of straight-line rent expense	—
Loss on extinguishment of debt, net	43.3
Equity in earnings of unconsolidated affiliates, net	(2.1)
Purchase accounting adjustments(2)	17.8
ASC 606 adoption impact	40.2
Other(3)	170.5
Consolidated EBITDA	1,804.7
Less: acquired EBITDA	(523.5)
Adjusted Consolidated EBITDA	$1,281.2

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements and business combinations.

Stock Option Awards

Our Compensation Committee believes that equity-based incentive compensation is an important component of executive compensation. In 2018, our named executive officers were granted stock options that vest over four years from the date of grant.  Our Compensation Committee believes that our stock option program is an appropriate equity incentive vehicle because stock options promote long-term performance by providing rewards only if, and to the extent that, our stock price improves, which both aligns the interests of our named executive officers with those of our stockholders and encourages long-term, sustained growth, while also promoting retention through multi-year vesting.

On February 9, 2018, Mr. Frank was awarded time-based stock options to purchase 300,000 shares of our common stock under our Amended and Restated 2014 Stock Incentive Plan in connection with his hiring to serve as Group General Counsel, Chief Legal Officer and Head of Mergers and Acquisitions. These options have an exercise price of $48.15 per share, which was equal to the closing price of our common stock as reported on The Nasdaq Global Select Market on the date of grant, and vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements), subject to Mr. Frank’s continued service with the Company on each applicable vesting date.

On August 2, 2018, Mr. Kanwar was awarded time-based stock options to purchase 100,000 shares of our common stock under our Amended and Restated 2014 Stock Incentive Plan in connection with his promotion to President & Chief Operating Officer.  These options have an exercise price of $54.35 per share, which was equal to the closing price of our common stock as reported on The Nasdaq Global Select Market on the date of the grant, and vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements), subject to Mr. Kanwar’s continued service with the Company on each applicable vesting date.

On December 17, 2018, we awarded our named executive officers long-term incentive compensation under our Amended and Restated 2014 Stock Incentive Plan in the form of stock options to purchase an aggregate of 1,275,000 shares of our common stock. Of these option grants, Mr. Stone received an option to purchase 500,000 shares of our common stock, Mr. Pedonti received an option to purchase 200,000 shares of our common stock, Mr. Boulanger received an option to purchase 100,000 shares of our common stock, Mr. Kanwar received an option to purchase 300,000 shares of our common stock, and Mr. Frank received an option to purchase 175,000 shares of our common stock. The number of options was subjectively determined by our Compensation Committee based on an assessment of the relative contributions and efforts of each executive officer and recommendations received from our Chief Executive Officer. These options have an exercise price of $44.28 per share, which was equal to the closing price of our common stock as reported on The Nasdaq Global Select Market on the date of the grant.

The options awarded on December 17, 2018 vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements), subject to the recipient’s continued service with the Company on each applicable vesting date.

Other Stock Awards

On March 9, 2018, Mr. Frank was awarded long-term incentive compensation under our Amended and Restated 2014 Stock Incentive Plan in the form of 24,923 restricted stock units, with such number of such restricted stock units representing a grant date value of $1,200,000 based on the closing price of our common stock as reported on The Nasdaq Global Select Market on February 9, 2019. Fifty percent of the restricted stock units vested on the date of grant and 1/36th each month thereafter until fully vested on the third anniversary of the grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and award agreement), subject to recipient’s continued service with the Company on each applicable vesting date. The restricted stock units also receive a right to receive any cash dividends or dividends and distributions in the form of additional shares whenever the Company declares and pays a dividend or distribution on the shares.

Benefits and Perquisites

We offer a variety of benefit programs to all eligible employees, including our executive officers. Our executive officers generally are eligible for the same benefits on the same basis as other employees, including medical, dental and vision benefits, life insurance coverage and short- and long-term disability coverage. All eligible employees are also able to contribute to our 401(k) plan and receive matching Company contributions under the plan. In addition, our executive officers are entitled to reimbursement for reasonable business travel and other expenses incurred during the performance of their duties in accordance with our expense reimbursement policy.

We limit the use of perquisites as a method of compensation and provide our executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain talented employees for key positions.

Severance and Change of Control Benefits

Messrs. Stone and Frank are our only named executive officers with employment agreements. These agreements entitle each of Messrs. Stone and Frank to specified benefits in the event of the termination of employment under certain circumstances, as described in detail  under the captions “CEO Employment Agreement”, “Chief Legal Officer Employment Agreement” and “Potential Payments Upon Termination or Change of Control” below. Our Compensation Committee believes these employment agreements continue to be beneficial to the Company in retaining Messrs. Stone and Frank.

The time-based stock options awarded to our named executive officers and the restricted stock units awarded to Mr. Frank each vest in full immediately prior to the effectiveness of a change of control.  Our Compensation Committee believes this practice is appropriate and reasonable in order to encourage our executives to be open to responding to potential transactions beneficial to our stockholders without focusing on their personal compensation and employment in such transactions, particularly since our named executive officers other than Messrs. Stone and Frank do not have contractual severance protections.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make modifications to compensation policies where we deem it appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. However, prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), certain compensation, including qualified “performance-based compensation,” was not subject to the deduction limit if certain requirements were met.

Under the TCJA, the qualified “performance-based compensation” exemption was repealed, effective for taxable years beginning after December 31, 2017, except to the extent that certain contractual arrangements in place prior to November 2, 2017.  The effects of these changes to the Internal Revenue Code on our compensation programs are not known at this time.

In the exercise of its business judgment, and in accordance with its compensation philosophy, our Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

Report of the Compensation Committee

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of SS&C Technologies Holdings, Inc.

Michael E. Daniels

Michael J. Zamkow

Summary Compensation Table

The following table contains information with respect to the compensation earned by our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
William C. Stone	2018	875,000	—	4,981,537	10,000,000	5,584	15,862,121
Chief Executive Officer	2017	875,000	—	2,979,735	5,000,000	5,584	8,860,319
	2016	875,000	—	1,935,521	6,500,000	285,122	9,595,643
Patrick J. Pedonti	2018	381,250	—	1,992,615	1,600,000	5,715	3,979,580
Chief Financial Officer	2017	356,250	—	1,191,894	1,300,000	7,048	2,855,192
	2016	350,000	—	774,208	1,300,000	7,048	2,431,256
Normand A. Boulanger	2018	550,000	—	996,307	1,000,000	5,032	2,551,339
Vice Chairman	2017	550,000	—	1,532,436	1,500,000	5,032	3,587,468
	2016	550,000	—	1,000,019	2,400,000	4,552	3,954,571
Rahul Kanwar	2018	516,288	—	4,204,659	4,000,000	4,240	8,725,187
Chief Operating Officer	2017	475,000	—	1,929,715	2,500,000	4,240	4,908,955
	2016	475,000	—	967,760	2,100,000	4,240	3,547,000
Joseph J. Frank	2018	608,172	1,294,501	4,941,172	1,600,000	6,874	8,450,719
Chief Legal Officer,	2017	—	—	—	—	—	—
Global Head of M&A	2016	—	—	—	—	—	—

(1)

The amounts in this column reflect the aggregate accounting grant date fair value of stock-based awards granted to our named executive officers during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 12 of the notes to our audited consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019.

(2)

Amounts reflected for the applicable year reflect cash bonus awards earned under the Bonus Plan for performance in such year and paid early in the following year, as described in “Executive and Director Compensation – Annual Cash Bonuses” above.

(3)

The amounts in this column reflect, for each named executive officer, the sum of (1) our contributions of $4,000 in each of 2018, 2017 and 2016 to the SS&C 401(k) savings plan and (2) our payments of life insurance premiums. In addition, it includes (1) an amount equal to $280,000 paid by the Company in 2016 to assist Mr. Stone in the preparation of a Notification and Report Form under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Filing”) and (2) additional restricted stock units in an amount with a value of $2,460 on the date such dividend equivalents were credited by the Company in 2018 to Mr. Frank in accordance with his right to receive any cash dividends and any stock dividends or distributions in the form of additional restricted stock units whenever the Company declares and pays a dividend or distribution of cash or shares in respect of the Company’s common stock.

CEO Employment Agreement

Mr. Stone’s employment agreement provides for the following:

•	The employment of Mr. Stone as the Chief Executive Officer of SS&C Holdings and SS&C;
•	Continuing automatic one-year renewal terms until terminated either by Mr. Stone or us upon 90 days’ notice of non-renewal of his employment;
•	An annual base salary of at least $875,000;
•	An opportunity to receive an annual bonus in an amount to be established by our Board based on Mr. Stone’s and the Company’s performance, as determined by our Compensation Committee;
•

If we terminate Mr. Stone’s employment without cause (as defined below), if Mr. Stone resigns for good reason (as defined below) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by us, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his average annual bonus, inclusive of stock and restricted stock that he received as a component of such bonus, over the three bonus years preceding the year of termination, (2) accelerated vesting of 50% of his then-unvested options and full vesting of any restricted stock and (3) three years of Company-paid coverage under certain health plans. In the event of

Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) disability or death benefits (as applicable) in accordance with our programs and arrangements, (2) accelerated vesting as set forth above, and (3) a prorated amount of his average bonus for the three bonus years preceding the year of termination.

•

In the event of a change in control of the Company, if payments to Mr. Stone cause him to incur an excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments;

•

Restrictive covenants, including non-competition and non-solicitation covenants pursuant to which Mr. Stone will be prohibited from competing with us or our affiliates and from soliciting our employees or customers during the period beginning on the effective date of Mr. Stone’s amended employment agreement (the “Amended Employment Agreement”) and ending on the date that is two years following Mr. Stone’s termination of employment.

For additional information on the severance and change of control benefits (including estimated costs), see “Potential Payments on Termination” below.

“Cause” means (a) Mr. Stone’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Stone’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Stone of an act of fraud or embezzlement against us or any of our subsidiaries as determined in good faith by a two-thirds majority of the Board; or (d) Mr. Stone’s breach of any material provision of the Amended Employment Agreement.

“Good reason” generally means the occurrence of any of the following events without Mr. Stone’s written consent: (a) an adverse change in Mr. Stone’s employment title; (b) a material diminution in Mr. Stone’s employment duties, responsibilities or authority, or the assignment to Mr. Stone of duties that are materially inconsistent with his position; (c) any reduction in Mr. Stone’s base salary, (d) any breach by us of any material provision of the Amended Employment Agreement, the Stockholders Agreement, or any other governing agreement between us and Mr. Stone; (e) a material diminution in Mr. Stone’s reporting line; or (f) a material diminution in our budget over which Mr. Stone retains authority.

Chief Legal Officer Employment Agreement

Mr. Frank’s employment agreement provides for the following:

•	The employment of Mr. Frank as (i) Group General Counsel; (ii) Chief Legal Officer; and (iii) Head of Mergers and Acquisitions of the Company;
•	Continuing automatic one-year renewal terms until terminated either by Mr. Frank or us upon 90 days’ notice of non-renewal of his employment;
•	An annual base salary of at least $750,000;
•	An opportunity to receive an annual bonus in an amount to be established by the Chief Executive Officer based on Mr. Frank’s and the Company’s performance, as determined by our Compensation Committee;
•

A guaranteed annual bonus in an amount not less than $1,250,000, with any excess over such amount to be established by Mr. Stone and our Board based on Mr. Frank’s and the Company’s performance, as determined by our Compensation Committee with $600,000 of the guaranteed annual bonus for 2018 payable in 12 monthly installments and the remainder of the bonus payable when bonuses for 2018 are typically paid;

•

A time-based stock option award to purchase 300,000 shares of common stock under the Amended and Restated 2014 Stock Incentive Plan, which will vest 25% of the original number of shares on the first anniversary of grant and 1/36th each month thereafter until full vested on the fourth anniversary of the grant (subject to acceleration of vesting with a change in control event and other terms and conditions set forth in the plan and the applicable award agreement);

•

An opportunity to receive an annual grant of time-based stock options to purchase an amount of shares between 150,000  and 200,000 at the time of the Company’s normal equity-based award grant cycle (subject to the same vesting and other terms as are generally applicable to annual grants to senior executives under the plan);

•

An award in the form of restricted stock units (RSUs) under the Amended and Restated 2014 Stock Incentive Plan of  24,923 RSUs, with such number determined to equal $1,200,000 based on the closing price of our common stock as reported on The Nasdaq Global Select Market on February 9, 2019. Fifty percent of the restricted stock units vested on the date of grant and 1/36th each month thereafter until fully vested on the third anniversary of the grant (subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and award agreement), subject to recipient’s continued service with the Company on each applicable vesting date;

•

If we terminate Mr. Frank’s employment without cause (as defined below), if Mr. Frank resigns for good reason (as defined below) prior to the end of the term of the employment agreement, or if Mr. Frank receives a notice of non-renewal of the employment term by us, Mr. Frank will be entitled to receive (1) an amount equal to 75% of his base salary and 75% of his guaranteed annual bonus and (2) reimbursement of the employer portion (for active employees) of insurance premiums for eighteen months of with respect to Mr. Frank’s COBRA premiums under certain health plans.  In the event of Mr. Frank’s death or a termination of Mr. Frank’s employment due to any disability that renders Mr. Frank unable to perform his duties under the agreement for six consecutive months, Mr. Frank or his representative or heirs, as applicable, will be entitled to receive  (1) disability or death benefits (as applicable) in accordance with our programs and arrangements, (2) cash payment equal to the sum of the Mr. Frank’s base salary, guaranteed annual bonus and performance annual bonus for the year in which death or disability occurs, multiplied by the greater of (A) 75% or (B) a fraction, the numerator of which is the number of days during such year that Mr. Frank was employed and the denominator of which is 365; and

•

Restrictive covenants, including non-competition and non-solicitation covenants pursuant to which Mr. Frank will be prohibited from competing with us or our affiliates and from soliciting our employees or customers during the period beginning on the effective date of Mr. Frank’s employment agreement and ending on the date that is two years following Mr. Frank’s termination of employment.

For additional information on the treatment of equity in connection with a termination or change of control (including estimated costs), see “Potential Payments on Termination” below.

“Cause” means (a) Mr. Frank’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Frank’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Frank of an act of fraud or embezzlement against us or any of our subsidiaries (other than a good faith expense dispute); or (d) Mr. Frank’s breach of any material provision of the Employment Agreement.

“Good reason” generally means the occurrence of any of the following events without Mr. Frank’s written consent: (a) an adverse change in Mr. Frank’s employment titles; (b) a material diminution in Mr. Frank’s employment duties, responsibilities or authority, or the assignment to Mr. Frank of duties that are materially inconsistent with his position; (c) any reduction in Mr. Frank’s base salary, guaranteed annual bonus or target performance annual bonus opportunity; (d) any breach by us of any material provision of the Employment Agreement, or any other governing agreement between us and Mr. Frank; or (e) a material diminution in Mr. Frank’s reporting line.

2018 Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2018 to our named executive officers.

Name	Grant date(1)		Estimated future payouts under non-equity incentive plan awards(2)		All other stock awards: number of securities underlying awards (#)		All other option awards: number of securities underlying options (#)		Exercise price of option awards ($/share)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
William C. Stone	3/15/2019	—	10,000,000	—	—		—		—	—
	12/17/2018	—	—	—	—		500,000	(3)	44.28	4,981,537	(7)
Patrick J. Pedonti	3/15/2019	—	1,600,000	—	—		—		—	—
	12/17/2018	—	—	—	—		200,000	(3)	44.28	1,992,615	(7)
Normand A. Boulanger	3/15/2019	—	1,000,000	—	—		—		—	—
	12/17/2018	—	—	—	—		100,000	(3)	44.28	996,307	(7)
Rahul Kanwar	3/15/2019	—	4,000,000	—	—		—		—	—
	12/17/2018	—	—	—	—		300,000	(3)	44.28	2,988,922	(7)
	8/2/2018	—	—	—	—		100,000	(4)	54.35	1,215,737	(7)
Joseph J. Frank	3/15/2019	—	1,600,000	—	—		—		—	—
	12/17/2018	—	—	—	—		175,000	(3)	44.28	1,743,538	(7)
	3/9/2018	—	—	—	24,923	(6)	—		—	1,294,501	(7)
	2/10/2018	—	—	—	—		300,000	(5)	48.15	3,197,634	(7)

(1)	Cash awards were granted under our Bonus Plan and equity awards were granted under our Amended and Restated 2014 Stock Incentive Plan.
(2)

Because our Compensation Committee does not approve individual target amounts, the amounts indicated reflect actual 2018 cash bonus payments for each individual and are included in the Summary Compensation Table above.

(3)

These options are time-based options that vest as to 25% of the number of shares underlying the option on December 17, 2019 and vest as to 1/36th of the number of shares underlying the option each month thereafter until fully vested on December 21, 2022, subject to acceleration of vesting in connection with a change of control.

(4)

This option is a time-based option that vests as to 25% of the number of shares underlying the option on August 2, 2019 and vests as to 1/36th of the number of shares underlying the option each month thereafter until fully vested on August 2, 2022, subject to acceleration of vesting in connection with a change of control.

(5)

This option is a time-based option that vests as to 25% of the number of shares underlying the option on February 10, 2019 and vests as to 1/36th of the number of shares underlying the option each month thereafter until fully vested on February 10, 2022, subject to acceleration of vesting in connection with a change of control.

(6)

This restricted stock unit vests 50% at time of grant and continues to vest 1/36th of the remaining balance each month thereafter until fully vested on March 9, 2022, subject to acceleration of vesting in connection with a change of control.  The restricted stock unit also receives a right to receive any cash dividends or dividends and distributions in the form of additional shares whenever the Company declares and pays a dividend or distribution of shares.

(7)

Amount reflects the aggregate accounting grant date fair value of stock-based awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 12 of the notes to our audited consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019.

2018 Option Exercises and Stock Vested

The following table sets forth information concerning stock options that were exercised and stock awards that vested by our named executive officers in 2018 and the values realized.   Named executive officers not listed in the table had no such events during 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Patrick J. Pedonti	40,000	1,532,796	—	—
Joseph J. Frank	—	—	15,585	807,440

(1)	The dollar value realized on exercise represents the difference between the market value of the shares at the time of exercise and the respective per-share exercise price of the options.
(2)	The dollar value realized on vesting represents the market value of the shares at the time of vesting.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of December 31, 2018. On June 24, 2016, we completed a 2:1 stock split, effected in the form of a stock dividend. All option award information presented below has been adjusted to give effect to the stock split.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
William C. Stone	255,000		—		7.27	2/4/2020	—		—
	280,000		—		6.74	10/3/2021	—		—
	400,000		—		11.22	12/27/2022	—		—
	340,000		—		21.10	12/20/2023	—		—
	380,000		—		28.27	12/19/2024	—		—
	314,998	(1)	105,002	(1)	33.89	12/22/2025	—		—
	150,000	(2)	150,000	(2)	29.25	12/21/2026	—		—
	87,500	(3)	262,500	(3)	40.44	12/20/2027	—		—
	—		500,000	(5)	44.28	12/14/2028	—		—

Patrick J. Pedonti	57,500		—		6.74	10/3/2021	—		—
	150,000		—		11.22	12/27/2022	—		—
	120,000		—		21.10	12/20/2023	—		—
	130,000		—		28.27	12/19/2024	—		—
	119,998	(1)	40,002	(1)	33.89	12/22/2025	—		—
	60,000	(2)	60,000	(2)	29.25	12/21/2026	—		—
	35,000	(3)	105,000	(3)	40.44	12/20/2027	—		—
	—		200,000	(5)	44.28	12/14/2028	—		—

Normand A. Boulanger	170,000		—		7.27	2/4/2020	—		—
	170,000		—		6.74	10/3/2021	—		—
	200,000		—		11.22	12/27/2022	—		—
	170,000		—		21.10	12/20/2023	—		—
	180,000		—		28.27	12/19/2024	—		—
	149,998	(1)	50,002	(1)	33.89	12/22/2025	—		—
	77,498	(2)	77,502	(2)	29.25	12/21/2026	—		—
	45,000	(3)	135,000	(3)	40.44	12/20/2027	—		—
	—		100,000	(5)	44.28	12/14/2028	—		—

Rahul Kanwar	80,000		—		11.10	8/30/2022	—		—
	120,000		—		11.22	12/27/2022	—		—
	140,000		—		21.10	12/20/2023	—		—
	160,000		—		28.27	12/19/2024	—		—
	142,498	(1)	47,502	(1)	33.89	12/22/2025	—		—
	75,000	(2)	75,000	(2)	29.25	12/21/2026	—		—
	15,625	(4)	34,375	(4)	38.66	9/5/2027	—		—
	45,000	(3)	135,000	(3)	40.44	12/20/2027	—		—
	—		100,000	(6)	54.35	7/30/2028	—		—
	—		300,000	(5)	44.28	12/14/2028	—		—

Joseph J. Frank	—		300,000	(7)	48.15	2/8/2028	—		—
	—		175,000	(5)	44.28	12/14/2028	—		—
	—		—		—	—	9,385	(8)	423,352	(9)

(1)

These options vested as to 25% of the number of shares underlying the option on December 22, 2016 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 22, 2019, subject to acceleration of vesting in connection with a change of control.

(2)

These options vested as to 25% of the number of shares underlying the option on December 21, 2017 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 21, 2020, subject to acceleration of vesting in connection with a change of control.

(3)

These options vested as to 25% of the number of shares underlying the option on December 22, 2018 and vest as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 21, 2021, subject to acceleration of vesting in connection with a change of control.

(4)

This option vested as to 25% of the number of shares underlying the option on September 7, 2018 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on September 6, 2021, subject to acceleration of vesting in connection with a change of control.

(5)

This option vests as to 25% of the number of shares underlying the option on December 17, 2019 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 16, 2022, subject to acceleration of vesting in connection with a change of control.

(6)

This option vests as to 25% of the number of shares underlying the option on August 2, 2019 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on August 1, 2022, subject to acceleration of vesting in connection with a change of control.

(7)

This option vests as to 25% of the number of shares underlying the option on February 10, 2019 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on February 9, 2022, subject to acceleration of vesting in connection with a change of control.

(8)

This restricted stock unit vested 50% at time of grant and continues to vest 1/36th of the remaining balance each month thereafter until fully vested on March 9, 2022, subject to acceleration of vesting in connection with a change of control.  The restricted stock units also receive a right to receive any cash dividends or dividends and distributions in the form of additional shares whenever the Company declares and pays a dividend or distributions on the shares.

(9)

The value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by Mr. Frank by $45.11 (the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2018).

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2018, the number of securities outstanding under our equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans. The information presented below has been adjusted to give effect to the 2:1 stock split that occurred on June 24, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding stock-based awards(1)(3) (#)	Weighted-average exercise price of outstanding stock-based awards ($)	Number of securities remaining available for future issuance under equity compensation plan(1)(2) (#)
Equity compensation plans approved by security holders	39,775,320	35.48	4,065,706
Equity compensation plans not approved by security holders	—	—	—
Total	39,775,320	35.48	4,065,706

(1)	Number of shares is subject to additional adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)

Shares available for future issuance may be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights or other stock-based awards. Future stock-based awards are available for issuance only under the Amended and Restated 2014 Stock Incentive Plan (or, if approved, the Second Amended and Restated 2014 Stock Incentive Plan) and the DST Systems, Inc. 2015 Equity and Incentive Plan.

(3)	Consists of awards made under the 2006 Equity Incentive Plan, 2008 Stock Incentive Plan, the Amended and Restated 2014 Stock Incentive Plan and the DST Systems, Inc. 2015 Equity and Incentive Plan.

Potential Payments upon Termination or Change of Control

William C. Stone

For a description of Mr. Stone’s employment agreement, see “CEO Employment Agreement” above.

The table below reflects the estimated amount of compensation payable to Mr. Stone in the event of termination of his employment or a change of control (or similar event, as defined in the applicable equity plan). The amounts shown assume that such termination or change of control was effective as of December 31, 2018. The actual amounts to be paid out, if any, will differ from the amounts reflected below and can only be determined at the time of the termination or change of control.

Payments to William C. Stone upon termination or liquidity event/ change of control	Termination without cause, for good reason or upon notice of non- renewal ($)		For cause or without good reason(1) ($)	Change of control(2) ($)		Disability ($)		Death ($)
Base salary	1,750,000	(3)	—	—		—		—
Annual bonus	14,333,333	(4)	—	—		7,166,667	(5)	7,166,667	(5)
Stock options	2,598,999	(6)	—	5,197,997	(7)	2,598,999	(6)	2,598,999	(6)
Health and welfare benefits	5,793	(8)	—	—		—		—
Tax gross-up payment	—	(9)	—	—	(9)	—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—
Total	18,688,125		—	5,197,997	(9)	9,765,666		9,765,666

(1)

In the event that Mr. Stone’s employment is terminated for cause or without good reason (each as defined under “CEO Employment Agreement” above), he will be entitled to his unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year of SS&C that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(2)	Unvested time-based stock options will become fully vested and exercisable immediately prior to the effective date of a change of control.
(3)	Consists of 200% of Mr. Stone’s 2018 base salary.
(4)	Consists of 200% of Mr. Stone’s average bonus for 2015, 2016 and 2017.
(5)	Consists of a cash payment equal to the prorated amount of Mr. Stone’s average bonus for 2015, 2016 and 2017, payable within 60 business days of the date of termination.
(6)

Vesting acceleration with respect to unvested options to purchase an aggregate of 508,751 shares of our common stock, which is equal to 50% of all unvested options held by Mr. Stone on December 31, 2018, calculated based on the difference between the respective exercise price of the options and $45.11 (the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2018, the last business day of our fiscal year). Stock option information has been adjusted to give effect to the 2:1 stock split that occurred on June 24, 2016. Mr. Stone did not have any unvested restricted stock at December 31, 2018.

(7)

Vesting acceleration with respect to unvested options to purchase an aggregate of 1,017,502 shares of our common stock, which is equal to 100% of all unvested options held by Mr. Stone on December 31, 2018, calculated based on the difference between the respective exercise price of the options and $45.11 (the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2018).  Mr. Stone did not have any unvested restricted stock at December 31, 2018.

(8)	Represents three years of coverage under certain SS&C medical plans.
(9)

In the event that the severance and other benefits provided for in Mr. Stone’s employment agreement or otherwise payable to him in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and are therefore subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stone will receive (a) a payment from us sufficient to pay such excise tax and (b) an additional payment from us sufficient to pay the excise tax and U.S. federal and state income taxes arising from the “parachute payments” made by us to Mr. Stone.

Joseph J. Frank

For a description of Mr. Frank’s employment agreement, see “Chief Legal Officer Employment Agreement” above.

The table below reflects the estimated amount of compensation payable to Mr. Frank in the event of termination of his employment or a change of control (or similar event, as defined in the applicable equity plan).  The amounts shown assume that such termination or change of control was effective as of December 31, 2018.  The actual amounts to be paid out, if any, will differ from the amounts reflected below and can only be determined at the time of the termination or change of control.

Payments to Joseph J. Frank upon termination or liquidity event/ change of control	Termination without cause, for good reason or upon notice of non- renewal ($)		For cause or without good reason(1) ($)	Change of control(2) ($)		Disability(7) ($)		Death ($)
Base salary	562,500	(3)	—	—		610,274	(5)	610,274	(5)
Guaranteed annual bonus	937,500	(4)	—	—		1,017,123	(6)	1,017,123	(6)
Performance annual bonus	—		—			406,849	(7)	406,849	(7)
Stock options/awards	—		—	568,602	(8)	—		—
Health and welfare benefits	20,936	(9)	—	—		—		—
Tax gross-up payment	—		—	—		—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—
Total	1,520,936		—	568,602		2,034,246		2,034,246

(1)

In the event that Mr. Frank’s employment is terminated for cause or without good reason (each as defined under “Chief Legal Officer Employment Agreement” above), he will be entitled to his unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(2)	Unvested time-based stock options and restricted stock units will become fully vested and exercisable immediately prior to the effective date of a change of control.
(3)	Consists of 75% of Mr. Frank’s 2018 base salary.
(4)	Consists of 75% of Mr. Frank’s guaranteed annual bonus.
(5)	Consists of a payment equal to Mr. Frank’s base salary multiplied by a fraction the numerator of which is the number of days during 2018 that Mr. Frank worked and the denominator of which is 365.
(6)

Consists of a payment equal to Mr. Frank’s guaranteed annual bonus multiplied by a fraction the numerator of which is the number of days during 2018 that Mr. Frank worked and the denominator of which is 365.

(7)

Consists of a cash payment equal to Mr. Frank’s performance annual bonus for the year in which death or disability occurs.  Such payment will be determined according to actual performance, which is assumed to be at target performance in the table above.

(8)

Consists of (i) vesting acceleration with respect to unvested options to purchase an aggregate of 475,000 shares of our common stock and (ii) vesting acceleration with respect to 9,385 unvested restricted stock units, which is equal to 100% of all unvested options and restricted stock units, as applicable, held by Mr. Frank on December 31, 2018. The value of acceleration of the vesting of stock options is calculated based on the difference between the respective exercise price of the options and $45.11 (the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2018).  The value of acceleration of the vesting of restricted stock units is based on the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2018.

(9)	Represents eighteen months of coverage of the employer portion of insurance premiums with respect to Mr. Frank’s COBRA continuation premiums under SS&C medical plans.

In the event that the severance and other benefits provided for in Mr. Frank’s employment agreement or otherwise payable to him in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and are therefore subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Frank will receive such payments reduced to the largest amount that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided however that if it is determined that the net after-tax amounts Mr. Frank would receive, after taking into account both income taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the amount reduced, Mr. Frank will instead receive the amounts unreduced.

Other Named Executive Officers

Assuming a termination date of December 31, 2018, other than Messrs. Stone and Frank, none of our named executive officers had any arrangement providing for severance payments. Time-based stock options granted under our 2006 Equity Incentive Plan, 2008 Stock Incentive Plan and Amended and Restated 2014 Stock Incentive Plan will become fully vested and exercisable immediately prior to the effective date of a change of control.

As of December 31, 2018, Messrs. Pedonti, Boulanger and Kanwar held the following unvested stock options that would have become fully vested upon a change of control. The information presented below has been adjusted to give effect to the 2:1 stock split that occurred on June 24, 2016.

Name	Number of shares underlying unvested options (#)	Value of unvested options ($)(1)
Patrick J. Pedonti	405,002	2,056,772
Normand A. Boulanger	362,504	2,503,654
Rahul Kanwar	691,877	2,823,641

(1)

The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $45.11 (the closing price of our common stock as reported on The Nasdaq Global Select Market on December 31, 2018) and then deducting the aggregate exercise price for these options.

2018 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of the Pay Ratio Rule, we are providing the following estimated information for 2018:

•	the annual total compensation of our Chief Executive Officer was $15,862,121;
•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $91,791; and
•	the ratio of these two amounts was 173 to 1.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

Employee Population

To identify our “median employee”, we first determined our total employee population as permitted under the Pay Ratio Rule. We determined that, as of December 31, 2018 (the date we selected for purposes of identifying our median employee), our employee population consisted of approximately 22,499 individuals (of which approximately 49% were located in the United States and 51% were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below.

Adjustments to our Employee Population

As permitted by the Pay Ratio Rule, we adjusted our total employee population for purposes of identifying our “median employee” by excluding 1,080 (or 4.8%) of our employees who were located in certain jurisdictions outside of the United States, as follows: 615 employees from Thailand, 163 employees from Pakistan; 160 employees from China; 73 employees from Malaysia; 43 employees from Romania; 21 employees from Brazil; and 5 employees from South Korea.

After taking into account this adjustment to our employee population, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 21,419 individuals.

Determining our Median Employee

To identify our “median employee” from our total adjusted employee population, we compared these employees’ base pay. In making this determination, we annualized the compensation of our full-time and part-time employees who were hired in 2018 but did not work for us for the entire fiscal year. We identified our “median employee” using this compensation measure, which was consistently applied to all of our employees included in the calculation.

We did not make any cost-of-living adjustments in identifying our “median employee”.

Our Median Employee

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States, with base pay in the amount of $53,000.

Determination of Annual Total Compensation of our “Median Employee” and our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2018 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2018 (as set forth in the 2018 Summary Compensation Table on page 17 of this Proxy Statement).

Our CEO’s annual total compensation for 2018 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2018 Summary Compensation Table.

2018 Director Compensation

Ms. Conjeevaram and Messrs. Daniels, Michael, Varsano and Zamkow each receive an annual retainer fee of $25,000 and a Board meeting attendance fee of $2,500 per meeting (if attended in person), as well as the equity compensation described below. Members of our Audit Committee receive a committee attendance fee of $1,500 per meeting (payable for in-person and telephonic attendance). Mr. Stone and Mr. Boulanger, as employees of the Company, do not receive any additional compensation for Board service.  All of our directors are reimbursed for reasonable out-of-pocket expenses associated with their service on the Board. The following table contains information with respect to the compensation of our non-employee directors for fiscal 2018.

Name	Fees earned or paid in cash ($)		Option award(3) ($)	Total ($)
Smita Conjeevaram	42,500	(1)	33,016	75,516
Michael E. Daniels	35,000	(2)	33,016	68,016
Jonathan E. Michael	42,500	(1)	33,016	75,516
David A. Varsano	42,500	(1)	33,016	75,516
Michael J. Zamkow	35,000	(2)	33,016	68,016

(1)	Includes an annual retainer of $25,000, $10,000 for attending Board meetings in person and $7,500 for attending Audit Committee meetings.
(2)	Includes an annual retainer of $25,000 and $10,000 for attending Board meetings in person.
(3)

The amounts in this column reflect the aggregate accounting grant date fair value of options granted to our non-employee directors in fiscal 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 12 of the notes to our audited consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019. At the time of the Company’s annual stockholders meeting on May 15, 2018, each non-employee director not employed by the Company was granted a stock option to purchase 3,000 shares of our common stock at an exercise price of $49.17 per share. These grants to our non-employee directors are 100% vested and exercisable on the date of grant and expire on May 13, 2028.  As of December 31, 2018, the aggregate number of stock options outstanding for each of our non-employee directors was as follows:  Ms.Conjeevaram—54,500; Mr. Daniels—66,500; Mr. Michael—78,500; Mr. Varsano—68,500; and Mr. Zamkow—60,500.

PROPOSAL 3

APPROVAL OF SS&C TECHNOLOGIES HOLDINGS, INC.

SECOND AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

Overview

On March 29, 2019, our Board of Directors approved the adoption of the SS&C Technologies Holdings, Inc. Second Amended and Restated 2014 Stock Incentive Plan (the “Second Amended 2014 Plan”), which amends and restates our Amended and Restated 2014 Stock Incentive Plan (the “Existing Plan”), subject to approval by our stockholders.

As of the proxy record date, approximately 4,301,489 shares remained available for issuance under the Existing Plan. The additional shares requested under the Second Amended 2014 Plan are needed to replenish our available share pool after the use of approximately 27,066,000 shares under our equity plans in 2016, 2017 and 2018, including annual incentive grants, grants to employees in connection with promotions, grants for new hires and ordinary course grants to employees who joined the Company as a result of our 2016 acquisitions of Citigroup’s Alternative Investor Services business, Wells Fargo’s Global Fund Services and Conifer Financial Services, our 2017 acquisitions of Salentica and CommonWealth Fund Services and our 2018 acquisitions of DST Systems, Inc., CACEIS North America, EZE Software and Intralinks Holdings, Inc. The completed acquisitions (2018 added approximately 14,300 employees in the aggregate - an increase of 172% to our workforce) are an important component of the Company’s long-term business plan.

The Board has determined that current equity share pool amounts will not be sufficient for our anticipated equity award needs over the next few years. Therefore, if stockholders do not approve the Second Amended 2014 Plan, our future ability to issue equity-based awards will be limited, which could have significant negative consequences in our ability to recruit and retain senior employees.

The primary change to the Second Amended 2014 Plan is to increase the shares available for equity awards by 34,000,000 million shares.

In addition to the amendment increasing the number of Common Shares issuable under the Existing Plan, the Second Amended 2014 Plan includes a handful of housekeeping amendments (which do not require stockholder approval), including (i) updating various share limits in the plan to reflect the two-for-one stock split that occurred after the last time the plan was approved by stockholders in 2016, (ii) the addition of a limit on incentive stock option awards (equal to the total authorized share pool) and (iii) changes to address recent changes to Section 162(m) of the Internal Revenue Code.

Key Features of the Second Amended 2014 Plan

Equity awards align participants’ interests with stockholders’ long-term interests. Equity awards promote the success and enhance the value of our Company by aligning the personal interests of our directors, officers and employees with those of our stockholders and by retaining key employees through deferred time-based vesting.

Conservative share counting provisions. We will count each share subject to a full-value award as 2.5 shares against the number of shares available under the Second Amended 2014 Plan.

No repricing of options. The Second Amended 2014 Plan does not permit the repricing of underwater options or stock appreciation rights, either directly or indirectly through replacement with new awards or cash buyouts, without stockholder approval.

Fixed share reserve. If the Second Amended 2014 Plan is approved, we will have a fixed number of shares reserved for future issuance.

Reasonable dilution. We believe that increasing the shares available under the Second Amended 2014 Plan by 34,000,000 million shares represents a reasonable amount of potential equity dilution while giving us sufficient flexibility to respond to retention needs and market conditions. This additional dilution is partially offset by ceasing to grant awards under our other equity plans.

Burn Rate and Dilution

Burn rate is generally calculated as (a) all stock options and non-performance share awards granted in a fiscal year divided by (b) the number of basic weighted average common shares outstanding at the end of that fiscal year. As shown in the following table, the Company’s three-year average annual burn rate for 2016 through 2018 is 4.2%.

The following table sets forth information regarding awards granted, the burn rate for each of the last three fiscal years and the average burn rate over the last three years.

Burn Rate Summary
(in thousands)	FY 2016		FY 2017		FY 2018		3-Year Average
Stock options granted	2,386	(1)	11,462	(2)	13,186	(3)	9,011
Restricted stock and RSUs awarded	—		—		32		11
Basic weighted average common shares outstanding at fiscal year-end	200,252		204,923		232,476		212,550
Burn Rate	1.2%	(1)	5.6%	(2)	5.7%	(3)	4.2%	(4)

(1)

The 2016 grants include 1,287,300 options for Citigroup and Wells Fargo employees made in connection with the closing of these acquisitions.  If these options were excluded from the calculation, our burn rate for 2016 would have been 0.6%.

(2)

The 2017 grants include 176,000 options for Salentica, Conifer and CommonWealth employees made in connection with the closing of these acquisitions.  If these options were excluded from the calculation, our burn rate for 2017 would have been 5.5%.

(3)

The 2018 grants include 5,232,512 options for DST, CACEIS, Eze and Intralinks employees made in connection with the closing of these acquisitions.  If these options were excluded from the calculation, our burn rate for 2018 would have been 3.4%.  Also, the burn rate number for 2018 excludes 666,447 options and 1,973,169 restricted stock units pursuant to rollover awards from assumed DST equity awards.

(4)	Excluding the options for the employees made in connection with the closing of the past three years’ worth of acquisitions, our burn rate for the three-year average would have been 3.2%.

Our Board believes that the shares requested under the Second Amended 2014 Plan will provide sufficient shares for equity-based compensation needs of the Company for approximately four years, taking into account our historical grant practices, normal growth and recently completed and potential future acquisitions.

The total potential dilution or “overhang” from the Second Amended 2014 Plan would be 22.4%.  The overhang is calculated as follows, in each case as of March 20, 2019: (x) the sum of (a) 34,000,000 additional shares that will be available under the Second Amended 2014 Plan and, (b) 38,744,751 shares underlying outstanding options, unvested restricted stock awards and restricted stock units under all of our equity plans, divided by (y) the foregoing sum, plus 252,673,867 shares outstanding. We believe that the benefits to our stockholders resulting from equity award grants to our senior employees, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of grants under the Second Amended 2014 Plan. The Compensation Committee believes that paying a significant portion of annual variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of employees with those of our stockholders, encouraging ownership in the Company and retaining, attracting and rewarding talented employees.

As of March 20, 2019, under all of our equity plans, there were (i) 37,619,798 shares underlying stock options and SARs outstanding with a weighted average exercise price per share of $35.86 and a weighted average remaining term of 7.6 years; and (ii) 1,124,953 shares were subject to unvested restricted stock awards and restricted stock units. Of the foregoing amounts, 24,624,584 stock options were outstanding under the Existing Plan and so, if such options are forfeited, the shares would again become available under the Second Amended 2014 Plan. On March 28, 2019, the closing price of our common stock on NASDAQ was $62.76.

Summary Description of the Second Amended 2014 Plan

The following summary of the material terms of the Second Amended 2014 Plan is qualified in its entirety by reference to the complete text of the Second Amended 2014 Plan attached as Appendix A to this proxy statement.

Types of Awards

The Second Amended 2014 Plan provides for the grant of stock options, stock appreciation rights (or SARs), restricted stock, restricted stock units, performance-based awards, and other stock-based awards (collectively, “Awards”).

Number of Shares Available for Awards

The adoption of the Second Amended 2014 Plan will mean that a total of 64,000,000 million shares will be reserved for new awards under the Second Amended 2014 Plan. However, each share underlying a full-value award will count as 2.5 shares against the share pool reserve. As of the record date, approximately 4,301,489 shares remained available for issuance under the Existing Plan.

If any Award under the Second Amended 2014 Plan expires, terminates or is otherwise surrendered, cancelled, or forfeited, the unused shares of common stock covered by such Award will again be available for grant. Shares of common stock delivered to the Company by a participant in payment of an Award’s exercise or reference price, or to satisfy tax withholding obligations with respect to options or SARs, will not be added back to the number of shares available for grant. If stockholders do not approve the Second Amended 2014 Plan, the Existing Plan will remain in effect.

Types of Equity Awards

•

Incentive Stock Options and Nonqualified Stock Options. An option is the right to purchase a specified number of shares of common stock at a specified exercise price, subject to other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price which is less than the fair market value of the common stock on the grant date. Options may not be repriced without stockholder approval. Options may not be granted for a term in excess of ten years. No employee may be granted a number of incentive stock options greater than the number of shares authorized for issuance under the Second Amended 2014 Plan.

•

Stock Appreciation Rights. A SAR entitles the holder, upon exercise, to receive an amount of common stock, cash or a combination thereof (as determined by the Board) determined by reference to appreciation, from and after the grant date, in the fair market value of a share of common stock over the reference price established by the Board and specified in the applicable Award Agreement. SARs may not be granted with a reference price which is less than the fair market value of the common stock on the grant date and may not be repriced without stockholder approval. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award Agreement, but may not be granted for a term in excess of ten years.

•	Restricted Stock. Restricted stock represents on award of shares that is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.
•

Restricted Stock Units. Restricted stock units represent the right to receive shares of Common Stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future.

•	Performance Awards. Performance awards may be payable in cash or stock upon the attainment of specified performance goals.
•

Dividend Equivalents. Dividend equivalents entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying a full-value award, except that dividends or dividend equivalents will not be paid on performance-based awards unless and until the performance conditions have been met.

•	Other Stock-Based Awards. Other stock-based awards may be granted in the discretion of the Compensation Committee subject to the terms of the Second Amended 2014 Plan.

Performance Goals

The Compensation Committee may establish objectively determinable performance goals for a performance-based award based on one or more business criteria approved by stockholders. The business criteria may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, business segment or business unit of the Company, and may be based upon relative or comparative performance. Additionally, the Compensation Committee may provide for the inclusion or exclusion of specified circumstances or events in the evaluation of performance. The following criteria are identified in the Second Amended 2014 Plan:

•	revenue;
•	revenue growth;
•	operating income;
•	earnings per share;
•	net income (before or after taxes);
•	total stockholder return;
•	appreciation in and/or maintenance of the price of the Shares or any other publicly traded securities of the Company;
•	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);
•	cash flow or cash flow per share (before or after dividends);
•

earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) margins, operating margins, gross margins or cash margin; and

•	debt reduction.

Transferability of Awards

Except as the Board may otherwise permit with respect to certain transfers in accordance with limitations specified in the Second Amended 2014 Plan, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or other limited circumstances.

Eligibility to Receive Awards

Employees (including officers), non-employee directors, consultants and advisors of the Company, its parent and subsidiary corporations and other business ventures in which the Company has a controlling interest are eligible to be granted Awards. In accordance with tax rules, ISOs may only be granted to employees. As of December 31, 2018, there were approximately 22,500 employees eligible to participate, as well as our five non-employee directors, and several consultants or advisors participating.

Awards to Non-Employee Directors

Awards may be made under the Second Amended 2014 Plan to the Company’s non-employee directors. In no event will the Awards that may be granted to any non-employee director during any calendar year exceed the greater of 15,000 shares or shares having a grant date fair value of $250,000, except that for a newly appointed director, such limits shall be the greater of 30,000 shares or shares having a grant date fair value of $500,000.

Administration

The Board has designated the Compensation Committee of the Board to administer the Second Amended 2014 Plan.

Changes in Capitalization, Corporate Events and Change in Control Events

The Company is required to make appropriate adjustments in connection with the Second Amended 2014 Plan and any outstanding Awards, as determined by the Compensation Committee, to reflect stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or any dividends or distributions to holders of common stock other than an ordinary cash dividend. The Company may provide, in an Award Agreement or otherwise, for accelerated vesting or exercisability of an Award in connection with a sale or change of control of the Company.

The Second Amended 2014 Plan also contains provisions addressing the consequences of a Corporate Event, which is defined, in summary, as any reorganization, merger, consolidation, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the capital stock or assets of the Company, exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, the acquisition or disposition of any material assets or business or other similar corporate transaction or event (other than certain changes in capitalization). In connection with a Corporate Event, the Compensation Committee will take one or more of the following actions as to outstanding Awards: (i) provide that such Awards shall be continued, assumed, or substantially equivalent awards (as determined by the Compensation Committee in its sole discretion) shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that outstanding Awards shall become fully vested and exercisable within a specified period prior to such Corporate Event (contingent on the occurrence of the Corporate Event), and that any unexercised awards shall terminate upon such Corporate Event, (iii) provide that outstanding Awards shall become fully vested and exercisable upon such Corporate Event (contingent on the occurrence of the Corporate Event), (iv) settle such Awards for an amount (as determined in the sole discretion of the Compensation Committee) of cash or securities equal to the in-the-money spread value (if any) of such Awards, in exchange for the termination of such Award, (v) provide that, in connection with a dissolution or complete liquidation of the Company, Awards shall convert into the right to receive liquidation proceeds (net of the exercise or reference price thereof and any applicable tax withholdings) or (vi) any combination of the foregoing.

In the event of a Corporate Event where Awards are settled for an amount (as determined in the sole discretion of the Compensation Committee) of cash or securities, any Award for which the exercise or reference price is equal to or exceeds the per share value of the consideration to be paid in the Corporate Event will be terminated without payment therefor. The Compensation Committee shall not be obligated to treat all Awards, all portions of any individual Award, all Awards held by a participant, or all Awards of the same type, identically.

Authorization of Sub-Plans for Grants to Non-U.S. Employees

The Compensation Committee may establish one or more sub-plans under the Second Amended 2014 Plan to satisfy applicable securities, tax or other laws of various jurisdictions, by adopting supplements to the Second Amended 2014 Plan containing any limitations on the Compensation Committee’s discretion and any additional terms and conditions not inconsistent with the Second Amended 2014 Plan as the Compensation Committee deems necessary or desirable with respect to participants in the applicable jurisdiction.

Amendment or Termination

No Award may be made after ten years after the date the Second Amended 2014 Plan is approved by the Company’s stockholders, but Awards previously granted may extend beyond that date. The Compensation Committee may at any time amend, suspend or terminate the Second Amended 2014 Plan; however, no amendment requiring stockholder approval under applicable legal, regulatory or listing requirements will become effective until such stockholder approval is obtained.

Unless approved by the Company’s stockholders or required in connection with a change in capitalization, the Company may not (i) amend any outstanding option or SAR to provide an exercise or reference price per share that is lower than the then-current exercise or reference price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Second Amended 2014 Plan) and grant in substitution new Awards covering the same or a different number of shares of common stock and having an exercise, reference or purchase price per share lower than the then-current exercise or reference price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise or reference price per share above the then-current fair market value of the common stock, or (iv) take any other action that constitutes a “repricing” within the meaning of NASDAQ rules.

New Plan Benefits

Grants of Awards under the Second Amended 2014 Plan, if any, will be subject to the Compensation Committee’s discretion. Therefore, we cannot determine the number or type of Awards that will be granted to any participant under the Second Amended 2014 Plan for 2019 or any other year, and no information is provided concerning the benefits to be delivered under the Second Amended 2014 Plan to any individual or group of individuals. Awards granted in 2018 to the named executive officers are set forth above in the section captioned “Executive and Director Compensation.” Awards granted in 2018 to our non-employee directors are set forth above in the section captioned “2018 Director Compensation.”

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally arise with respect to Awards, based on the federal tax laws in effect as of the date of this proxy statement. This summary is not intended to constitute (and is not) tax advice, and assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to tax laws could alter the consequences described below, and participants are urged to consult their tax advisors regarding their specific circumstances.

Incentive Stock Options

A participant will not have income upon an ISO’s grant. Also, except as described below, a participant will not have income upon an ISO’s exercise if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the exercise. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” An ISO’s exercise may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an ISO at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option’s grant and more than one year after its exercise, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income (and the Company may be entitled to a federal income tax deduction with respect to such income) and a portion may be capital gain. This capital gain will be long term if the participant has held the stock for more than one year and otherwise will be short term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long term if the participant held the stock for more than one year and otherwise will be short term.

Nonqualified Stock Options

A participant will not have income upon a nonqualified stock option’s grant. A participant will have compensation income upon a nonqualified stock option’s exercise equal to the value of the stock on the exercise date less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the exercise date. This capital gain or loss will be long term if the participant has held the stock for more than one year and otherwise will be short term. The Company generally will be entitled to a federal income tax deduction with respect to the participant’s compensation income.

Stock Appreciation Rights

A participant will not have income upon a SAR’s grant. A participant will have income upon the SAR’s exercise equal to the value of cash and/or the fair market value (measured on the exercise date) of the shares received by the participant. This amount will be subject to income tax withholding. The Company generally will be entitled to a federal income tax deduction with respect to the participant’s compensation income.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable or is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the election under Section 83(b).

Restricted Stock Units

A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time.

Vote Required for Approval of the Amended and Restated 2014 Stock Incentive Plan

This proposal requires the affirmative vote of a majority of the votes cast on such proposal at the annual meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SECOND AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2019. This appointment is being presented to the stockholders for ratification at the 2019 annual meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of PwC are expected to be present at the 2019 annual meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

The following table summarizes the fees of PwC billed to us for each of fiscal 2018 and fiscal 2017 (in thousands).

Nature of Service	2018	2017 Fees
Audit Fees(1)	$10,116,589	$3,776,542
Audit-Related Fees(2)	6,862,853	2,356,520
Tax Fees(3)	1,576,054	545,103
All Other Fees(4)	7,884	4,113
Total	$18,563,380	$6,682,278

(1)

Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and services related to our filing of a Registration Statement on Forms S-4 in 2017, such as the issuance of consents.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to accounting consultations in connection with acquisitions, procedures performed for SSAE 16 reports, attest services that are not required by statute or regulation and consultations concerning internal controls, financial accounting and reporting standards.

(3)

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to preparation of original and amended tax returns, claims for refunds and tax payment planning services . Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to acquisitions and requests for rulings or technical advice from taxing authorities.

(4)	All other fees for 2018 and 2017 consist of other advisory and consulting services.

All the services described above were approved by our Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

Proxies solicited by management will be voted for the ratification of the appointment of PwC unless stockholders specify otherwise. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2019.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited financial statements for fiscal 2018 and has discussed these financial statements with our management and PwC, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including Statement on Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

By the Audit Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

Jonathan E. Michael (Chair)

Smita Conjeevaram

David A. Varsano

OWNERSHIP OF OUR COMMON STOCK

This table presents information concerning the beneficial ownership of the shares of our common stock as of March 20, 2019. Specifically, the table reflects beneficial ownership information about:

•	each person we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable or exercisable within 60 days of March 20, 2019 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of the persons and entities listed on the table is c/o SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, CT 06095.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
5% Stockholders
William C. Stone (1)	34,089,264	13.4%
Wellington Management Group LLP (2) 280 Congress Street Boston, MA 02210	25,003,855	9.9%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	20,403,040	8.1%
Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	19,711,035	7.8%
Janus Henderson Group plc (5) 201 Bishopsgate EC2M 3AE United Kingdom, Jersey, Channel Islands	19,338,603	7.7%
Other Directors and Named Executive Officers
Normand A. Boulanger (6)	1,437,080	*
Rahul Kanwar (7)	876,665	*
Patrick J. Pedonti (8)	549,998	*
Jonathan E. Michael (9)	137,806	*
Michael J. Zamkow (10)	127,700	*
Joseph J. Frank (11)	105,632	*
David A. Varsano (12)	85,500	*
Michael E. Daniels (13)	66,500	*
Smita Conjeevaram (14)	57,500	*
All directors and executive officers, as a group, including Mr. Stone (10 persons) (15)	37,533,645	14.5%

*	Represents less than one percent of the outstanding shares of common stock.
(1)	Includes 2,296,664 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(2)

Consists of 25,003,855 shares of common stock reported as beneficially owned by Wellington Management Group LLP including 15,983,312 shares of common stock over which Wellington Management Group LLP reports shared voting power and 25,003,855 shares of common stock over which Wellington Management Group LLP reports shared dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 12, 2019.

(3)

Consists of 20,403,040 shares of common stock reported as beneficially owned by T. Rowe Price Associates, Inc. including 5,017,719 shares of common stock over which T. Rowe Price Associates, Inc. reports sole voting power and 20,403,040 shares of common stock over which T. Rowe Price Associates, Inc. reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 14, 2019.

(4)

Consists of 19,711,035 shares of common stock reported as beneficially owned by The Vanguard Group over which The Vanguard Group reports sole voting power of 159,595 shares of common stock, shared voting power of 43,949, sole dispositive power of 19,510,405 shares of common stock and shared dispositive power of 200,630 shares of common stock.  We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 11, 2019.

(5)

Consists of 19,338,603 shares of common stock reported as beneficially owned by Janus Henderson Group plc including 19,338,603 shares of common stock over which Janus Henderson Group plc reports shared voting power and shared dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 12, 2019.

(6)	Includes 1,207,080 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(7)	Consists of 826,665 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(8)	Includes 549,998 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(9)	Consists of 78,500 shares of our common stock subject to outstanding options exercisable on or within the 60-day period following March 20, 2019.
(10)	Includes 60,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(11)	Includes 93,750 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(12)	Includes 68,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(13)	Consists of 66,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(14)	Consists of 54,500 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.
(15)	Includes 5,302,657 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following March 20, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during fiscal 2018, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis, except for one late Form 4 filing on behalf of each Messrs. Stone, Boulanger, Pedonti, Kanwar and Frank relating to one transaction on behalf of each supporting person, and one late Form 4 filing on behalf of Mr. Frank relating to three transactions.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we have been or are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has had or has a direct or indirect material interest. Such a transaction, arrangement or relationship is referred to as a “related person transaction.”

Any related person transaction must be reported to our Chief Legal Officer and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the Chief Legal Officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at its next meeting, or at the next meeting following the date that the related person transaction comes to the attention of the Chief Legal Officer; provided, however, that the Chief Legal Officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at its next meeting. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that it has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may, in its sole discretion, impose any conditions it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following do not create a material direct or indirect interest on behalf of a related person and, therefore, are not related person transactions for purposes of our related person transaction policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members (as defined in the policy) are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction or (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	a transaction that is specifically contemplated by provisions of the Certificate or By-laws of the Company.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Stockholders Agreement

The Company is a party to a Stockholders Agreement with Mr. Stone that entitles him to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer.  The number of Board members Mr. Stone is entitled to nominate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our common stock. Mr. Stone’s rights under the Board nomination provisions of the Stockholders Agreement will terminate at such time as he holds less than 10% of our common stock.

The provisions of the Stockholders Agreement also require that, so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he will serve as Chairman of the Board.

Registration Rights Agreement

The Company and Mr. Stone are parties to a Registration Rights Agreement, under which Mr. Stone can demand that we file a registration statement for all or a portion of his common stock. Mr. Stone is also entitled to request that his shares be covered by a registration statement that we are otherwise filing with respect to our common stock. In either event, the Company is required to pay all expenses of Mr. Stone in connection with the registration (other than underwriting discounts and commissions and transfer taxes applicable to the sale of registerable securities). The Registration Rights Agreement also provides that the Company will indemnify Mr. Stone, and Mr. Stone will indemnify the Company, for certain matters in connection with the registration of Mr. Stone’s shares. The registration rights in the Registration Rights Agreement are subject to certain conditions and limitations specified in the Registration Rights Agreement, including the right of the underwriters of an offering to limit the number of shares included in certain registrations.

Other transactions

Robert S. Stone, the son of our Chief Executive Officer, is employed by SS&C as a sales representative. From January 1, 2018 through December 31, 2018, Robert Stone was paid $1,028,102 as salary, commissions, grant date fair value of options and other compensation related to his employment at SS&C.

Sabrina Goff, the sister of Rahul Kanwar, our President and Chief Operating Officer, is employed by SS&C in its fund administration business. From January 1, 2018 through December 31, 2018, Ms. Goff was paid $227,127 as salary, grant date fair value of options and other compensation related to her employment at SS&C.

Justine Stone, the daughter of our Chief Executive Officer, is employed by SS&C in investor relations. From January 1, 2018 through December 31, 2018, Justine Stone was paid $295,385 as salary, grant date fair value of options and other compensation related to her employment at SS&C.

Elizabeth Stone, the daughter of our Chief Executive Officer, is employed by SS&C in its fund administration business. From January 1, 2018 through December 31, 2018, Elizabeth Stone was paid $131,201 as salary, grant date fair value of options and other compensation related to her employment at SS&C.

INFORMATION ABOUT THE 2019 ANNUAL MEETING

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the 2019 annual meeting. However, to ensure that your shares are represented at the 2019 annual meeting and that the Company has the quorum necessary to convene the 2019 annual meeting and conduct business, even if you plan to attend the 2019 annual meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Submitting a proxy or voting instructions in advance will not prevent you from attending the 2019 annual meeting and voting in person, if you so desire. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention is appreciated.

Voting Procedures

You may vote either in person at the 2019 annual meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.
•	Date and sign the proxy card.
•	Return the proxy card in the enclosed postage-paid envelope. We must receive your proxy card before the 2019 annual meeting for your proxy to be valid and for your vote to count.
•

If you are not the stockholder of record and hold shares through a bank, broker or other nominee, such agent may have special voting instructions that you should follow. You should contact your bank, broker or other nominee to obtain instructions for voting your shares.

Whether or not you expect to be present in person at the 2019 annual meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2019 annual meeting, you may vote by ballot. If you want to vote in person at the 2019 annual meeting and you own your shares through a bank, broker or other nominee, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the 2019 annual meeting.

Your properly completed proxy card will appoint William C. Stone, Patrick J. Pedonti and Joseph J. Frank as proxy holders, or your representatives, to vote your shares in the manner directed therein by you.  Mr. Stone is our Chairman and Chief Executive Officer, Mr. Pedonti is our Senior Vice President and Chief Financial Officer, and Mr. Frank is our Senior Vice President, Chief Legal Officer, Global Head of Mergers and Acquisitions and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or withhold your votes from the nominee for director;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the non-binding resolution to approve the compensation of our named executive officers;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the approval of SS&C’s Second Amended and Restated 2014 Stock Incentive Plan; and
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.

All shares entitled to vote and represented by properly completed proxies received prior to the 2019 annual meeting and not revoked will be voted at the 2019 annual meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of the nominee for director, “FOR” the non-binding resolution to approve the compensation of our named executive officers,  “FOR” the proposal to approve our Second Amended and Restated 2014 Stock Incentive Plan and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2019 annual meeting.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the date of your previously delivered proxy, (2) voting in person at the 2019 annual meeting, or (3) sending a written revocation to our Corporate Secretary at our principal executive offices. Shares represented by valid proxies that are received prior to the 2019 annual meeting and not revoked at or prior to the 2019 annual meeting will be voted at the 2019 annual meeting.

Stockholders Entitled to Vote

Our Board has fixed March 20, 2019 as the record date for the 2019 annual meeting. You are entitled to vote (in person or by proxy) at the 2019 annual meeting if you were a stockholder of record on the record date. On the record date, we had 252,673,867 shares of common stock outstanding (each of which entitles its holder to one vote). Holders of shares of our common stock do not have cumulative voting rights.

Quorum

For all proposals on the agenda for the 2019 annual meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote must be present at the 2019 annual meeting in person or represented by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, the director nominee will be elected by a plurality vote of the shares of common stock present at the 2019 annual meeting in person or represented by proxy and entitled to vote. Shares for which the vote is properly withheld and broker non-votes will not be counted toward the nominee’s achievement of a plurality and will have no effect on the election of the director.

For Proposal 2, approval of the compensation of our named executive officers, and Proposal 3, ratification of the selection of the independent registered public accounting firm, the affirmative vote of the holders of a majority of the votes cast will be required for approval. Shares that abstain and broker non-votes will not be counted as votes in favor of any proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any proposal.

For Proposal 3, approval of our Second Amended and Restated 2014 Stock Incentive Plan, the affirmative vote of the holders of a majority of the votes cast will be required for approval. Shares that abstain and broker non-votes will not be counted as votes in favor of any proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

If you hold shares of common stock through a bank, broker or other nominee, that party may under certain circumstances vote your shares if you do not timely provide them with voting instructions. Banks, brokers or other nominees have discretionary authority to vote customers’ unvoted shares on routine matters. Your bank, broker or other nominee cannot vote your shares on any matter that is not considered a routine matter. Proposal 4, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019, is considered a routine matter. Proposal 1, the election of the Class III directors, Proposal 2, approval of the compensation of our named executive officers, and Proposal 3, approval of the Second Amended and Restated 2014 Stock Incentive Plan, are not considered routine matters. Shares for which a bank, broker or other nominee cannot vote on a particular matter because that party does not have discretionary voting authority to do so are considered “broker non-votes” on these matters.

Solicitation of Proxies

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Banks, brokers or other nominees will be requested to forward solicitation materials to the beneficial owners of shares of record held by them, and we will reimburse them for their reasonable expenses.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the 2019 annual meeting and the advance notice period applicable to the 2019 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2019 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Stockholder Proposals and Director Nominations

For 2019 Annual Meeting

Proposals of stockholders intended to be presented at the 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 6, 2019 in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: Corporate Secretary.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must contain the information required by our By-laws and be delivered by the stockholder and received by the Secretary at our principal executive offices (i) no earlier than 120 days before and no later than 90 days before the first anniversary of the date of the preceding year’s annual meeting; or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date, (a) no earlier than 120 days before the annual meeting and (b) no later than 90 days before the annual meeting or 10 days after the day that notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2019 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2020 annual meeting (other than one to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act) should notify us no earlier than January 15, 2020 and no later than February 14, 2020.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

e

ANNUAL MEETING OF STOCKHOLDERS OF SS&C TECHNOLOGIES HOLDINGS, INC. May 15, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and proxy card are available at www://www.ssctech.com/2019annualmeeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330303000000000000 7 051519 1. The election of the nominees listed below as Class III directors. Smita Conjeevaram Michael E. Daniels William C. Stone 2. The approval of the compensation of the named executive officers. 3. The approval of SS&C’s Second Amended and Restated 2014 Stock Incentive Plan. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITH HOLD AUTHORITY FOR ALL NOMINEES NOMINEES: The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 to serve for a term ending in 2022 and FOR Proposals 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To with hold authority to vote for any individual nominee (s) mark “FORALLEXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 4. The ratification of Price water house Coopers LLP as SS&C’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders. To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SS&C TECHNOLOGIES HOLDINGS, INC. 80 Lamberton Rd. Windsor, CT 06095 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints William C. Stone, Patrick J. Pedonti and Joseph J. Frank as proxy holders, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of SS&C Technologies Holdings, Inc. held of record by the undersigned on March 20, 2019, at the Annual Meeting of Stockholders to be held at the Company's offices located at 4 Times Square, Sixth Floor, New York, New York 10036 at 9:00 a.m., local time, on Wednesday, May 15, 2019, or any adjournment or postponement thereof. If you sign and return this proxy card but do not give any direction, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4, and at the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475